UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 2010

PACER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-49828

Tennessee	62-0935669
(State or other jurisdiction incorporation)	(I.R.S. employer identification no.)

6805 Perimeter Drive

Dublin, OH 43016

Telephone Number (614) 923-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2010, Pacer International, Inc. (the “Company”) and certain of its subsidiaries entered into a new credit agreement (the “New Credit Agreement”) with the letter of credit issuers party thereto, the lenders party thereto, Bank of America, N.A. and Wells Fargo Capital Finance, LLC. The New Credit Agreement amends and restates in its entirety the Company’s previous asset based credit facility.

The New Credit Agreement offers the Company and its subsidiaries improved credit terms as further described below, including:

•	lowering the interest rates and fees payable to the lenders;

•	eliminating any limitations on capital expenditures;

•

easing the restrictive covenants that limit the Company’s ability to make investments, acquisitions, and equity distributions and otherwise increasing baskets and threshold amounts throughout the covenants;

•	establishing a long-term facility, which matures on December 30, 2015; and

•	reducing the number of participating lenders from eleven to two.

The New Credit Agreement provides for a revolving credit facility of up to $125 million (including a $40 million letter of credit facility and a $12.5 million swing line loan facility), and an accordion feature providing for an increase in the facility of up to $50 million subject to certain conditions (for a total facility of $175 million if such conditions are met).

The amount available for borrowing under the facility is determined by reference to a borrowing base formula which is equal to the lesser of (1) the aggregate commitments of the lenders (currently $125 million but subject to increase under the accordion feature), or (2) an amount equal the sum of (a) 85% of the eligible accounts receivable, (b) 85% of eligible earned but unbilled accounts receivables up to $20 million, and (c) an amount (the “Equipment Formula Amount”) equal to the lesser of (i) 85% of the net orderly liquidation value of eligible owned railcars and chassis as of December 30, 2010 and (ii) $25.0 million (such lesser amount, the “Closing Date Equipment Formula Amount”), provided that, commencing February 1, 2011, the Closing Date Equipment Formula Amount is reduced monthly based on a seven-year, straight line monthly amortization schedule), minus (d) the availability reserve (as defined in the agreement). During the term of the agreement, the Company has a one-time right to increase the Equipment Formula Amount based on an independent appraisal and if certain other conditions are met.

As of December 30, 2010 (after giving effect to the New Credit Agreement), $69.7 million was available under the New Credit Agreement pursuant to the borrowing base formula described above, net of $20.0 million in outstanding loans and $22.6 million of outstanding letters of credit. Such availability is subject to change as described above.

Until June 30, 2011, borrowings under the New Credit Agreement will bear interest, at the Company’s option, at a base rate plus a margin of 1.25% per annum, or at a Eurodollar rate plus a margin of 3.00% per annum. After June 30, 2011, the margin will be based on the average quarterly availability (as defined in the agreement) under the facility as a percentage of the borrowing base as follows:

Average Quarterly Availability	Eurodollar Rate	Base Rate
≤30%	3.25%	1.50%
>30% but ≤60%	3.00%	1.25%
>60%	2.75%	1.00%

In addition, if the Company’s fixed charge coverage ratio as of the last day of any calendar month (computed for the 12-month period then ending, commencing with the month ending December 31, 2011), is greater than or equal to 1.50 to 1.00, then the applicable margin determined as provided above for the next succeeding month will be reduced by 0.25%.

The base rate is the highest of the prime lending rate of the Administrative Agent, the Eurodollar rate for a 30-day interest period plus 1.5%, or the federal funds rate plus 1/2 of 1%.

The New Credit Agreement provides for letter of credit fees ranging from 2.75% to 3.25% per annum based on the average quarterly availability as a percentage of the borrowing base, a “fronting fee” with respect to outstanding letters of credit equal to 0.25% per annum, and a commitment fee payable on the unused portion of the facility, which will accrue at a rate per annum ranging from 0.375% to 0.625% based on the average unused amount of the facility as a percentage of the aggregate commitments under the facility.

The New Credit Agreement contains affirmative, negative and financial covenants customary for such asset-based financings, including, among other things, limits on the incurrence of debt, the incurrence of liens, restricted payments (including distributions to shareholders), investments, dispositions, transactions with affiliates, mergers and consolidations and, under the certain circumstances described below, a fixed charge coverage ratio. The New Credit Agreement does not impose any limits on annual capital expenditures, and, if specified other conditions are met, investments (including permitted acquisitions) and distributions to stockholders are not limited as long as the Company meets certain availability thresholds (and in certain cases a fixed charge coverage ratio of at least 1.1 to 1:00). In addition, basket amounts and other thresholds throughout the covenants have been increased to give the Company greater financial flexibility to operate and expand its business.

The Company is only subject to a fixed charge coverage ratio if the availability under the facility is less than the greater of (1) 15% of the borrowing base and (2) $17.5 million (or the day that an event of default occurs) and continuing until, during the preceding 75 consecutive days, the availability under the facility has been greater than the greater of such threshold amounts at all times (and no event of default has existed). The fixed charge coverage ratio is the ratio of (1) EBITDA (defined as net income plus interest, income taxes, depreciation and amortization expense, non-recurring expenses reducing such net income which do not represent a cash item in the relevant or any future period, non-cash charges or expenses related to equity plans or stock option awards, payroll taxes on exercise of stock options, and specified non-recurring operational restructuring charges incurred during the period beginning January 1, 2010 through April 30, 2010 and minus income tax credits and non-cash items increasing net income) minus the sum of capital expenditures not financed from the proceeds of any indebtedness (other than loans under the facility) and cash taxes paid by the Company (after giving effect to any tax refunds paid in cash) to (2) fixed charges (defined as cash interest expense, regularly scheduled principal payments on or redemptions or similar acquisitions for value of borrowed money (other than repayments of loans under the facility), and the amount of any equity distributions). When applicable, the Company will be required to maintain, as of the last day each month, a fixed charge coverage ratio for the preceding 12-month period of not less than 1.1 to 1.0

The New Credit Agreement will require that all qualified daily cash receipts be promptly applied to the repayment of outstanding borrowings under the New Credit Agreement only during a period commencing on the day that the availability under the facility is less than the greater of (1) 17.5% of the borrowing base and (2) $20.0 million (or the day that an event of default occurs) and continuing until, during the preceding 90 consecutive days, the availability under the facility has exceeded the greater of such threshold amounts at all times (and no event of default has existed), except that any such period may be discontinued no more than twice in any 12 consecutive months.

The New Credit Agreement also contains customary representations and warranties. Breaches of the covenants, representations or warranties may give rise to an event of default. Other events of default include the Company’s failure to pay certain debt when due, the occurrence of a default with respect to certain indebtedness of the Company and its subsidiaries resulting in, or which permits, the acceleration, repurchase, repayment or redemption of such indebtedness, certain insolvency and bankruptcy proceedings, certain ERISA events or unpaid judgments over a specified amount, or a change in control as defined in the New Credit Agreement.

The New Credit Agreement continues to be guaranteed by all of the Company’s domestic subsidiaries and is secured by a first priority, perfected security interest in substantially all of the present and future tangible and intangible assets, intercompany debts, stock or other equity interests owned by the Company and its domestic subsidiaries and a portion of the stock or other equity interests of certain of its foreign subsidiaries.

The Company expects to write off deferred financing costs related to its former credit facility in the fourth quarter of 2010.

The press release announcing execution of the New Credit Agreement is attached hereto as Exhibit 99.1. The New Credit Agreement is attached hereto as Exhibit 10.1. The description of the New Credit Agreement above is qualified in its entirety by reference to the full text of the New Credit Agreement and the other agreements attached hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01. Financial Statements and Exhibits. The following exhibits are filed as part of this report:

Exhibit 10.1	Second Amended and Restated Credit Agreement dated December 30, 2010 and made by Pacer International, Inc., each of its domestic subsidiaries, the lenders from time to time party thereto, the issuers of letters of credit from time to time party thereto, Bank of America, N.A., as Swing Line Lender and Administrative Agent, Wells Fargo Capital Finance, LLC, as Co-Agent and Joint Bookrunner, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Joint Bookrunner.

Exhibit 99.1	Press Release dated January 4, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACER INTERNATIONAL, INC.,
a Tennessee corporation

Dated: January 5, 2010	By: /s/ John J. Hafferty
Executive Vice President and Chief
Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER
Exhibit 10.1	Second Amended and Restated Credit Agreement dated December 30, 2010 and made by Pacer International, Inc., each of its domestic subsidiaries, the lenders from time to time party thereto, the issuers of letters of credit from time to time party thereto, Bank of America, N.A., as Swing Line Lender and Administrative Agent, Wells Fargo Capital Finance, LLC, as Co-Agent and Joint Bookrunner, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Joint Bookrunner.

Exhibit 99.1	Press Release dated January 4, 2011